Exhibit 99.6

CONSENT OF RICHARD J.

HENDRIX

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in this Registration Statement on Form S-4, which we refer to as the Registration Statement, of B. Riley Financial, Inc., which we refer to as B. Riley, and any amendments thereto, as a person who is about to become a director on B. Riley’s Board of Directors following the completion of the merger (as defined in the Registration Statement) and consents to the filing of this consent as an exhibit to the Registration Statement.

By:	/s/ Richard J. Hendrix
Name:	Richard J. Hendrix
Date: March 16, 2017